Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216 troutman.com

Exhibit 5.1

December 29, 2023

Atlanticus Holdings Corporation

Five Concourse Parkway, Suite 300

Atlanta, Georgia 30328

Re: At-the-Market Offering Prospectus Supplement

Dear Ladies and Gentlemen:

We have acted as counsel to Atlanticus Holdings Corporation, a Georgia corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3, file number 333-255834 (the registration statement, including all information deemed to be a part thereof pursuant to Rule 430B of the general rules and regulations under the Securities Act (as defined below), the exhibits and schedules thereto and all documents incorporated by reference therein, is herein referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 6, 2021 and declared effective under the Securities Act on May 13, 2021, including the base prospectus contained therein (the “Base Prospectus”), and the preparation of the prospectus supplement, dated December 29, 2023 (the “Prospectus Supplement,” and together with the Base Prospectus and all documents incorporated by reference therein, the “Prospectus”), related to the offer and sale from time to time of up to $50,000,000 in aggregate amount of the Company’s common stock, no par value per share (the “Common Stock”), pursuant to the At-The-Market Sales Agreement (the “Sales Agreement”), dated as of December 29, 2023, by and between the Company and BTIG, LLC.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of all such documents as we considered necessary to enable us to render this opinion, including but not limited to the following documents (hereinafter collectively referred to as the “Transaction Documents”):

a.	the Registration Statement, including the Prospectus;

b.	the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof, certified as of a recent date by an officer of the Company;

Atlanticus Holdings Corporation Re: At-the-Market Offering Prospectus Supplement December 29, 2023 Page 2

c.	the Amended and Restated Bylaws of the Company, as amended through the date hereof, certified as of a recent date by an officer of the Company;

d.

the resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the offer and sale of the Common Stock pursuant to the Sales Agreement (the “Resolutions”), certified as of a recent date by an officer of the Company;

e.	a certificate of existence of the Company from the Secretary of State of the State of Georgia;

f.	the Sales Agreement; and

g.

such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

i.	each individual executing or delivering any of the Transaction Documents, whether on behalf of such individual or another person, is legally competent to do so;

ii.	each individual executing or delivering any of the Transaction Documents on behalf of a party (other than the Company) is duly authorized to do so;

iii.	all Transaction Documents submitted to us as originals are authentic;

iv.

the form and content of all Transaction Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Transaction Documents as executed and delivered;

v.	all Transaction Documents submitted to us as certified or photostatic copies conform to the original documents;

vi.	all signatures on all Transaction Documents are genuine;

vii.	all public records reviewed or relied upon by us or on our behalf are true and complete;

viii.	all statements and information contained in the Transaction Documents are true and complete;

ix.	there has been no oral or written modification of or amendment to any of the Transaction Documents;

x.	there has been no waiver of any provision of any of the Transaction Documents, by action or conduct of the parties or otherwise; and

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xi.	a sufficient number of authorized but unissued shares of Common Stock will be available for issuance when shares of Common Stock are issued and sold under the Sales Agreement.

We also have assumed, with your consent, that: (i) the Sales Agreement constitutes legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; (ii) the status of the Sales Agreement as legally valid and binding obligations of the parties thereto will not be affected by any (a) breaches of, or defaults under, any agreements or instruments, (b) violations of any statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, any governmental authorities or other third parties; and (iii) no more than 5,000,000 shares of Common Stock will be sold under the Sales Agreement pursuant to the Prospectus.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	the Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Georgia; and

2.

when shares of Common Stock have been issued and delivered by the Company against payment of such purchase price or prices, as the case may be, in accordance with the Sales Agreement, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

We are, in this opinion, opining only on the laws of the State of Georgia. We do not express any opinion herein concerning any other statutes, rules or regulations. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Georgia, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

Atlanticus Holdings Corporation Re: At-the-Market Offering Prospectus Supplement December 29, 2023 Page 4

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made. This opinion is being furnished to you for your submission to the Commission as an exhibit to a Current Report filed on Form 8-K (the “Form 8-K”), to be filed by the Company with the Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of the name of this firm therein and under the section “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP